CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Collateral Trust Bonds	$300,000,000	$34,860	(1)

(1)	The filing fee of $34,860 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. No additional registration fee has been paid with respect to this offering.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-191114

Prospectus Supplement
(To prospectus dated September 12, 2013)

National Rural Utilities
Cooperative Finance Corporation

$300,000,000 2.30% Collateral Trust Bonds due 2019

This is an offering by National Rural Utilities Cooperative Finance Corporation of $300,000,000 of its 2.30% collateral trust bonds due 2019 (the “bonds”).

Interest on the bonds will accrue from the date of original issuance and is payable on May 15 and November 15 of each year commencing on May 15, 2015.

We may redeem the bonds in whole or in part at any time at the redemption prices described under the caption “Description of the Bonds — Redemption of the Bonds” in this prospectus supplement.

The bonds are being offered in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the bonds involves certain risks. See “Risk Factors” on page S-1 of this prospectus supplement.

None of the United States Securities and Exchange Commission, any state securities commission or any foreign governmental agency has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Bond	Total
Public offering price	99.864%	$299,592,000
Underwriting discount	0.600%	$1,800,000
Proceeds, before expenses, to us	99.264%	$297,792,000

The underwriters expect to deliver the bonds in book-entry form only through the facilities of The Depository Trust Company on or about November 12, 2014.

Joint Book-Running Managers

KeyBanc Capital Markets	Mizuho Securities
RBS	US Bancorp

Senior Co-Managers

J.P. Morgan	MUFG	PNC Capital Markets LLC
RBC Capital Markets	Scotiabank	SunTrust Robinson Humphrey

Co-Managers

BBVA	Regions Securities LLC

November 4, 2014

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any written communication from us or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information incorporated by reference or contained in this prospectus supplement, the accompanying prospectus and any written communication from us or the underwriters specifying final terms of the offering is accurate as of any date other than its respective date. We are not, and the underwriters are not, making an offer of these bonds in any state or other jurisdiction where such an offer is not permitted.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

In addition to using our full name, we also refer to our company as “CFC,” “we,” “us,” and “our”. References in this prospectus supplement to “$” and “dollars” are to the currency of the United States.

Prospectus Supplement

Prospectus

S-i

RISK FACTORS

Investing in the bonds involves significant risks. Before you invest in the bonds, in addition to the other information contained in this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factor, as well as the risks and uncertainties discussed in the accompanying prospectus under “Risk Factors” and under Item 1A, “Risk Factors,” or otherwise discussed in our Annual Report on Form 10-K for the fiscal year ended May 31, 2014 and in other filings we may make from time to time with the SEC after the date of the registration statement of which this prospectus supplement and the accompanying prospectus is a part. Additional risks and uncertainties not presently known to us may also impair our business operations, financial results and the value of the bonds.

A reduction in the credit ratings for our debt could adversely affect our liquidity and cost of debt.

Nationally recognized statistical rating organizations play an important role in determining, by means of the ratings they assign to issuers and their debt, the availability and cost of debt funding. We currently contract with two nationally recognized statistical rating organizations to receive ratings for our secured and unsecured debt and our commercial paper. Our credit ratings are important to our liquidity. In order to access the commercial paper markets at current levels, we believe that we need to maintain our current ratings for commercial paper. Changes in rating agencies’ rating methodology, actions by governmental entities or others, additional losses from impaired loans and other factors could adversely affect the credit ratings on our debt. A reduction in our credit ratings could adversely affect our liquidity, competitive position, or the supply or cost of debt financing available to us. A significant increase in our interest expense could cause us to sustain losses or impair our liquidity by requiring us to seek other sources of financing, which may be difficult to obtain. From time to time, credit rating agencies, including those who provide our credit ratings, evaluate and update their credit rating methodologies. Standard & Poor’s Rating Services issued a request for comment in August 2014 on proposed criteria for rating nonbank financial institutions globally, and a request for comment in October 2014 on issue credit ratings for non-bank financial institutions. When adopted, whether in the forms proposed or with other changes not included in the proposals, the criteria on which our credit ratings are based may change, which may in turn affect our ratings.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this prospectus supplement information we have filed with the SEC. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this prospectus supplement, and the information we file subsequently with the SEC will automatically update and supersede the information in this prospectus supplement. Absent unusual circumstances, we will have no obligation to amend this prospectus supplement, other than filing subsequent information with the SEC. The historical and future information that is incorporated by reference in this prospectus supplement is considered to be part of this prospectus supplement. The information included elsewhere in the prospectus and this prospectus supplement, and the following information incorporated by reference is considered to be part of the prospectus and this prospectus supplement:

•	Annual Report on Form 10-K for the year ended May 31, 2014 (filed August 28, 2014);
•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2014 (filed October 14, 2014); and
•	Current Reports on Form 8-K, dated October 6, 2014 (filed October 10, 2014), October 28, 2014 (filed October 31, 2014) and October 31, 2014 (filed October 31, 2014).

CFC also incorporates by reference all additional documents that it may file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus supplement and the termination of the offering of the bonds. However, CFC is not incorporating any document or information that is deemed to be furnished and not filed in accordance with SEC rules.

You may obtain a copy of these filings from the SEC’s website at www.sec.gov or request a copy of these filings from CFC by writing or telephoning us at the following address:

National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, VA 20166-6691
(703) 467-1800
Attn: J. Andrew Don, Senior Vice President and Chief Financial Officer

See also “Where You Can Find More Information” on page 3 of the accompanying prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the five years ended May 31, 2014 are included in Exhibit 12 to our Annual Report on Form 10-K for the fiscal year ended May 31, 2014, and are incorporated by reference into this prospectus. Our ratio of earnings to fixed charges for the three months ended August 31, 2014 is included in Exhibit 12 to our Quarterly Report on Form 10-Q for the quarter ended August 31, 2014, and is incorporated by reference.

USE OF PROCEEDS

The net proceeds from the sale of the bonds offered hereby are estimated to be $297,567,000. The net proceeds will be used by CFC for general corporate purposes, including the repayment of short-term debt, primarily commercial paper, and together with cash on hand and other funding sources will fund a portion or all of the early redemption of $400 million in outstanding principal amount of 1.00% collateral trust bonds maturing February 2, 2015.

DESCRIPTION OF THE BONDS

General

The bonds will be issued under an indenture dated as of October 25, 2007 (the “indenture”) between CFC and U.S. Bank National Association, as trustee (the “trustee”). The bonds will be direct obligations of CFC secured by the pledge of eligible mortgage notes of distribution system members, cash and certain permitted investments. See “— Security” on page S-4 of this prospectus supplement as well as “Description of the Collateral Trust Bonds — Security” beginning on page 7 of the accompanying prospectus for more information on the mortgage notes.

Interest on the Bonds

The bonds will mature on November 15, 2019, and will bear interest from the date of original issuance at a rate per annum of 2.30%. Interest on the bonds will be payable on May 15 and November 15 of each year commencing on May 15, 2015 to the persons in whose names such bonds are registered at the close of business on the fifteenth calendar day preceding the payment date, or if not a business day, the next succeeding business day. Interest on the bonds will accrue from, and including, the date of issue or from, and including, the last date in respect of which interest has been paid, as the case may be, to, but excluding, the relevant interest payment date, date of redemption or the date of maturity, as the case may be. Interest on the bonds will be computed on the basis of a 360-day year of twelve 30-day months.

If any of the interest payment dates or the maturity date falls on a day that is not a business day, CFC will postpone the payment of interest or principal to the next succeeding business day, but the payment made on such dates will be treated as being made on the date payment was first due and the holders of the bonds will not be entitled to any further interest or other payments with respect to such postponements. The term “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, City and State of New York are authorized by law to close.

Redemption of the Bonds

CFC may redeem the bonds at any time prior to October 15, 2019, in whole or in part, at a “make-whole” redemption price equal to the greater of (1) 100% of the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the bonds being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 12.5 basis points for the bonds plus in each of (1) and (2) above, accrued interest to the redemption date.

At any time on or after October 15, 2019, we may redeem the bonds, at our option, in whole or in part, at a redemption price equal to 100% of the principal amount of the bonds then outstanding to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

“Treasury Rate” means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the bonds being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such bonds.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with CFC.

“Comparable Treasury Price” means with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (B) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the bonds being redeemed.

“Reference Treasury Dealer” means (1) each of Mizuho Securities USA Inc. and RBS Securities Inc., and their respective affiliates or successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer in the United States, CFC will appoint another primary U.S. Government securities dealer as a substitute, (2) one primary U.S. Government securities dealer selected by each of KeyBanc Capital Markets Inc. and U.S. Bancorp Investments, Inc. and (3) any other U.S. Government securities dealers selected by CFC.

If CFC elects to redeem less than all of the bonds, and such bonds are at the time represented by a global security, then the depositary will select by lot the particular interest to be redeemed. If CFC elects to redeem less than all of the bonds, and such bonds are not represented by a global security, then the trustee will select the particular bonds to be redeemed in a manner it deems appropriate and fair.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the bonds to be redeemed. Unless CFC defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such bonds or the portions called for redemption.

Ranking

Except as to security, the bonds will rank on a parity with all other senior obligations of CFC, other than debt with statutory priority.

Security

The bonds will be secured under the indenture, equally with all existing collateral trust bonds and collateral trust bonds which may be subsequently issued under the indenture, by the pledge with the trustee of eligible collateral having an “allowable amount” (as defined in the indenture) at least equal to the aggregate principal amount of bonds outstanding. The indenture provides that collateral will consist of mortgage notes of distribution system members, cash and permitted investments. A distribution system member is a member of CFC that derives at least 50% of gross operating revenues from sales of electricity to consumers. The principal amount of collateral on deposit with the trustee must be at least equal to the aggregate principal amount of collateral trust bonds outstanding. On August 31, 2014, there was a total of $5,932 million of eligible mortgage notes and $160 million of permitted investments pledged under the indenture with the trustee, against which $5,398 million of collateral trust bonds (not including the bonds offered hereby) had been issued. Under the mortgages held as collateral, CFC generally has a lien on all assets and future revenues of the subject distribution system. To be eligible for pledging, a distribution system must maintain an equity ratio of at least 20% and an average coverage ratio of at least 1.35. The principal amount of mortgage notes pledged for any one borrower may not exceed 10% of the total principal amount of mortgage notes pledged. CFC discloses the principal amount of collateral on deposit and aggregate principal amount of bonds outstanding in each of its Form 10-Q and Form 10-K filings with the SEC. Any cash held by the trustee as collateral shall upon CFC’s request be invested until required to be paid out under the provisions of the indenture.

CFC also has existing collateral trust bonds outstanding under an indenture dated as of February 15, 1994 between CFC and U.S. Bank National Association, as successor trustee (the “1994 Indenture”). The collateral under the 1994 Indenture secures only those bonds issued under the 1994 Indenture, and will not secure the bonds issued in this offering.

The following are permitted investments under the indenture:

•	certain obligations of or guaranteed by the United States and of agencies of the United States for which the full faith and credit of the obligor shall be pledged and which mature (except in the case of obligations guaranteed by the Rural Utilities Service) not more than two years after purchase,
•	certificates of deposit or time deposits of any bank or trust company organized under the laws of the United States having at least $500,000,000 of capital and surplus and maturing not more than two years after purchase,
•	commercial paper of bank holding companies or other corporate issuers other than CFC generally rated in the highest category by at least two nationally recognized statistical rating agencies and maturing not more than one year after purchase, and
•	obligations of any state or municipality, or subdivision or agency of either thereof, which shall mature not more than two years after the purchase thereof and are rated AA (or equivalent) or better by at least two nationally recognized statistical rating organizations or having a comparable rating in the event of any future change in the rating system of such agencies.

For additional information, please see “Description of Collateral Trust Bonds — Security” beginning on page 7 of the accompanying prospectus.

Further Issues

CFC may, without the consent of the then existing holders of the bonds, “re-open” the series and issue additional bonds, which additional bonds will have the same terms as the bonds issued hereby except for the issue price, issue date and under some circumstances, the first interest payment date. CFC will not issue any additional bonds unless the additional bonds will be fungible with the bonds issued hereby for U.S. Federal income tax purposes.

Book-Entry, Delivery and Form

The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the bonds. The bonds will be issued as fully-registered global securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered certificates will be issued for each issue of the bonds, each in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as banks, brokers and dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC participants are on file with the SEC.

Purchases of bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the bonds on DTC’s records. The ownership interest of each actual purchaser of each Bond (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the bonds, except in the event the book-entry system for the bonds is discontinued.

To facilitate subsequent transfers, all bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts such bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the bonds within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to bonds unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to CFC as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions, and dividend payments on the bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from CFC, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC or CFC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of CFC, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the bonds at any time by giving reasonable notice to CFC. Under such circumstances, in the event that a successor depository is not obtained, certificates are required to be printed and delivered.

CFC may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC. Certificates may also be printed and delivered in the event of an event of default under the indenture and the subsequent surrender by DTC of the global bonds.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that CFC believes to be reliable, but neither CFC nor the underwriters take any responsibility for the accuracy thereof.

Payments on any definitive bonds would be made by the trustee directly to holders of the definitive bonds in accordance with the procedures set forth herein and in the indenture. Interest payments and any principal payments on the definitive bonds on each interest payment date would be made to holders in whose names the definitive bonds were registered at the close of business on the related record date as set forth under “— Interest on the Bonds” beginning on page S-2. Such payments would be made by check mailed to the address of such holders as they appear on the bond register and, in addition, under the circumstances provided by the indenture, by wire transfer to a bank or depository institution located in the United States and appropriate facilities thereof. The final payment of principal and interest on any definitive bonds, however, would be made only upon presentation and surrender of such definitive bonds at the office of the paying agent for such bonds.

A definitive bond may be transferred free of charge in whole or in part upon the surrender of the definitive bond to be transferred, together with the completed and executed assignment which appears on the reverse of the definitive bond, at the specified office of any transfer agent. In the case of a permitted transfer of any part of a definitive bond, a new definitive bond in respect of the balance not transferred will be issued to the transferor. Each new definitive bond to be issued upon the transfer of a definitive bond will, upon the effective receipt of such completed assignment by a transfer agent at its respective specified office, be available for delivery at such specified office, or at the request of the holder requesting such transfer, will be mailed at the risk of the transferee entitled to the new definitive bond to such address as may be specified in such completed assignment. Neither the registrar nor any transfer agent shall be required to register the transfer of or exchange of any definitive bonds within 15 days before the maturity date.

Global Clearance and Settlement Procedures

Initial settlement for the bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system.

Because of time-zone differences, credits of bonds received in Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V. (“Euroclear”), as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of bonds by or through a Clearstream participant or a

Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the bonds among its participants, DTC, Clearstream and Euroclear are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Neither CFC, the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, DTC’s nominee or any DTC participant with respect to any ownership interest in the bonds, or payments to, or the providing of notice for, DTC participants or beneficial owners.

Notices

Except as otherwise provided in the indenture, notices to holders of the bonds will be sent by mail to the registered holders.

Replacement Securities

In case of mutilation, destruction, loss or theft of any definitive bond, application for replacement is to be made at the office of the trustee. Any such definitive bond will be replaced by the trustee in compliance with such procedures, and on such terms as to evidence and indemnity, as the issuer and the trustee may require. All costs incurred in connection with the replacement of any definitive bond will be borne by the holder of the bond. Mutilated or defaced definitive bonds must be surrendered before new ones will be issued.

Applicable Law

The bonds, the indenture and the underwriting agreement relating to the issuance of the bonds are governed by and will be construed in accordance with the laws of the State of New York. CFC has not submitted to the jurisdiction of any court other than the Federal and state courts of the Commonwealth of Virginia in any suit or proceeding arising out of or relating to the issuance of the bonds.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

General

This section summarizes the material U.S. tax consequences to holders of the bonds. The discussion, however, is limited in the following ways:

•	The discussion only covers you if you buy your bonds in the initial offering of the bonds at the initial offering price.
•	The discussion only covers you if you hold your bonds as a capital asset (generally, for investment purposes), your “functional currency” is the U.S. dollar (if you are a U.S. holder) and you do not have a special tax status.
•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of the bonds, such as your holding the bonds in connection with a hedging, straddle or conversion transaction. We suggest that you consult your tax advisor about the consequences of holding the bonds in your particular situation.
•	The discussion does not cover you if you are a partner in a partnership (or an entity treated as a partnership for U.S. tax purposes). If a partnership holds the bonds, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding the bonds, we suggest that you consult your tax advisor.
•	The discussion is based on current law. Changes in the law may change the tax treatment of the bonds.
•	The discussion does not cover state, local or foreign law, and, except for the U.S. federal estate tax consequences discussed below with respect to Non-U.S. holders, does not cover any U.S. federal tax consequences other than income tax consequences.
•	This discussion does not cover the Medicare tax that may be imposed on the “net investment income” of U.S. holders that are individuals, estates or trusts.
•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the bonds. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying bonds, we suggest that you consult your tax advisors about the tax consequences of holding the bonds in your particular situation.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. holder.” A “U.S. holder” is a beneficial owner of the bonds that is, for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;
•	a corporation or entity taxable as a corporation for U.S. federal income tax purposes that was created under U.S. law (federal or state);
•	an estate whose worldwide income is subject to U.S. federal income tax; or
•	a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has validly elected to be treated as a U.S. person.

Stated Interest

Stated interest on the bonds is treated as follows:

•	If you are a cash method taxpayer (as are most individual holders), you must report that interest in your income when you receive it.
•	If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

Sale or Retirement of the Bonds

On your sale or retirement of your bonds:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the bonds. Your tax basis in the bonds generally is your cost.
•	Your gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if you held the bonds for more than one year. For non-corporate U.S. holders, net long-term capital gains are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.
•	If you sell the bonds between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the bonds but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your bonds through a broker or other intermediary, the intermediary must provide information to the IRS concerning interest and retirement or sale proceeds on your bonds, unless an exemption applies.
•	Similarly, unless an exemption applies, you must provide the intermediary with your taxpayer identification number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.
•	If you are subject to these requirements but do not comply, the intermediary must apply backup withholding on all amounts payable to you on the bonds (including principal payments). If the intermediary withholds, you may claim the withheld amount as a credit against your federal income tax liability if you provide the required information to the IRS.
•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A “Non-U.S. holder” is a beneficial owner of the bonds, other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

Withholding Taxes

Generally, payments of principal and interest on the bonds will be exempt from U.S. withholding taxes. For the exemption from withholding taxes to apply to you, however, you must meet one of the following requirements:

•	You provide a completed Form W-8BEN or W-8BEN-E, as applicable, (or substitute form) to the bank, broker or other intermediary through which you hold your bonds. The Form W-8BEN or W-8BEN-E, as applicable, contains your name, address and a statement that you are the beneficial owner of the bonds and that you are a Non-U.S. holder.
•	You hold your bonds directly through a “qualified intermediary” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN or W-8BEN-E, as applicable, and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary or a qualified intermediary may already have some or all of the necessary evidence in its files.
•	The interest income on the bonds is effectively connected with the conduct of your trade or business in the U.S. and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI and be subject to U.S. federal income tax as described below under “— U.S. Trade or Business.”

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.
•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.
•	An intermediary through which you hold the bonds fails to comply with the procedures necessary to avoid withholding taxes on the bonds. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN or W-8BEN-E, as applicable, (or other documentary information concerning your status) to the withholding agent for the bonds. If you hold your bonds through a qualified intermediary (or if there is a qualified intermediary in the chain of title between you and the withholding agent for the bonds), however, the qualified intermediary may not forward this information to the withholding agent.
•	You are a bank making a loan in the ordinary course of business. In this case, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.

Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. This reporting does not apply to you if you, however, hold your bonds directly through a qualified intermediary and the applicable procedures described above are satisfied.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. holders of the bonds, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale or Retirement of Bonds

If you sell the bonds or the bonds are redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the U.S.
•	You are an individual, you were present in the U.S. for at least 183 days during the year in which you disposed of the bonds and certain other conditions are satisfied.
•	The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or Business

If you hold your bonds in connection with a trade or business that you are conducting in the U.S. and, if required by an applicable income tax treaty, you maintain a U.S. permanent establishment to which the holding of the bonds is attributable:

•	Any interest on the bonds, and any gain from disposing of the bonds, generally will be subject to U.S. federal income tax as if you were a U.S. holder.

•	If you are a corporation, you may also be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business (subject to certain adjustments), including earnings from the bonds. This tax generally is imposed at a rate of 30% but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

If you are an individual, your bonds will not be subject to U.S. estate tax when you die. This rule, however, only applies if, at your death, payments on the bonds were not connected to a trade or business that you were conducting in the U.S.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. holders as follows:

•	Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.
•	Sale proceeds you receive on a sale of your bonds through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may provide one of the forms described under “Withholding Taxes” to claim an exemption from information reporting and backup withholding on a sale. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”) imposes a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect U.S. shareholders and/or U.S. accountholders. FATCA withholding currently applies to payments of interest on the bonds and beginning January 1, 2017, to payments of gross proceeds from a sale or other disposition of the bonds. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implication of this legislation on their investment in the bonds.

UNDERWRITING

The underwriters named below have severally agreed to purchase, and CFC has agreed to sell to them, severally, the principal amounts of the bonds indicated below. CFC has entered into an underwriting agreement with the underwriters for whom KeyBanc Capital Markets Inc., Mizuho Securities USA Inc., RBS Securities Inc. and U.S. Bancorp Investments, Inc. are acting as representatives. The underwriting agreement, dated the date hereof, provides that the several obligations of the underwriters are subject to certain conditions as therein set forth. The underwriters will be obligated to purchase all the bonds being underwritten or sold by them if any of the bonds are purchased.

Underwriter	Principal Amount
KeyBanc Capital Markets Inc.	$56,250,000
Mizuho Securities USA Inc.	56,250,000
RBS Securities Inc.	56,250,000
U.S. Bancorp Investments, Inc.	56,250,000
J.P. Morgan Securities LLC	13,290,000
Mitsubishi UFJ Securities (USA), Inc.	13,290,000
RBC Capital Markets, LLC	13,290,000
PNC Capital Markets LLC	9,240,000
Scotia Capital (USA) Inc.	9,240,000
SunTrust Robinson Humphrey, Inc.	9,240,000
Regions Securities LLC	5,550,000
BBVA Securities Inc.	1,860,000
Total	$300,000,000

CFC has been advised by the underwriters that the underwriters propose to offer the bonds to the public initially at the offering price set forth on the cover of this prospectus supplement and may offer the bonds to certain dealers at such price less a selling concession of 0.35% of the principal amount of the bonds. The underwriters may allow and each such dealer may reallow to other dealers a concession not exceeding 0.225% of the principal amount of the bonds. After the initial public offering, such public offering price and such concessions and reallowances may be changed.

The following table shows the underwriting discounts and commissions to be paid to the underwriters by CFC in connection with the offering:

	Bonds
	Per Bond	Total
Underwriting discounts and commissions payable by us	0.600%	$1,800,000

Expenses associated with this offering, to be paid by CFC, are estimated to be $225,000.

In connection with the offering made hereby, the underwriters may purchase and sell such bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the bonds, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of the bonds than they are required to purchase from CFC. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the bonds sold in the offering may be reclaimed by the underwriters if such bonds are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The bonds are a new issue of securities with no established trading market. CFC has been advised by the representatives that they intend to make a market in the bonds, but are not obligated to do so, and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

CFC has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions (including acting as underwriters, initial purchasers or dealers with respect to other securities offerings) with CFC and its affiliates, for which they have received, and in the future expect to receive, customary compensation. In addition, affiliates of the underwriters from time to time have acted or in the future may continue to act as lenders to CFC and its affiliates, for which they have received or expect to receive customary compensation. The trustee is an affiliate of U.S. Bancorp Investments, Inc., one of the underwriters.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of CFC or its affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

It is expected that delivery of the bonds will be made against payment therefor on or about November 12, 2014 which is the fifth trading day following the date hereof (such settlement cycle being referred to as T+5). Purchasers of bonds should note that the ability to settle secondary market trades of the bonds effected on the date of pricing and the next succeeding business day may be affected by the T+5 settlement. Accordingly, purchasers who wish to trade the bonds on the date of this prospectus supplement or the following day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own legal advisors.

See “Plan of Distribution” on page 11 of the accompanying prospectus for further information regarding distribution of the bonds.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of the commercial paper that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of the offering, and in that case, such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offering of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the bonds in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the bonds which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such bonds to the public in the Relevant Member State:

•	at any time to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

•	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or
•	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the bonds shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe to the bonds, as the same may be varied in that Relevant Member State. For the purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto including that Directive as amended by the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State in question), and includes any relevant implementing measure in the Relevant Member State in question; and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The seller of the bonds has not authorized and does not authorize the making of any offer of the bonds through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the bonds as contemplated in this prospectus supplement. Accordingly, no purchaser of the bonds, other than the underwriters, is authorized to make any further offer of the bonds on behalf of the seller or the underwriters.

Notice to Prospective Investors in the United Kingdom

Each underwriter has advised us that in the United Kingdom it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any bonds included in this offering to persons who are “qualified investors” (as defined in Section 86(7) of FSMA) and who are also:

•	persons having professional experience in matters relating to investments falling within the definition “investment professionals” in Article 19(5) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“Order”);
•	high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or
•	persons to whom an invitation or inducement to engage in investment activity may be communicated without contravening section 21 of FSMA,

and each underwriter has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds included in this offering in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the bonds offered hereby and certain United States tax matters relating to the bonds will be passed upon for CFC by Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street, NW, Washington, DC. The underwriters will be represented by Hunton & Williams LLP, 200 Park Avenue, New York, New York. Hunton & Williams LLP from time to time has performed and may perform legal services for CFC.

EXPERTS

The consolidated financial statements of National Rural Utilities Cooperative Finance Corporation as of May 31, 2014, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report dated August 28, 2014 refers to its audit of the adoption of Accounting Standards Update No. 2011-11, Disclosures about Offsetting Assets and Liabilities, and Accounting Standards Update No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, as more fully described in Note 16 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2013 consolidated financial statements other than with respect to this disclosure.

The consolidated financial statements as of May 31, 2013, and for each of the two years in the period ended May 31, 2013, incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended May 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.

Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

PROSPECTUS

National Rural Utilities
Cooperative Finance Corporation

Collateral Trust Bonds

We plan to issue from time to time collateral trust bonds. We will provide the specific terms of the collateral trust bonds and the offering in one or more supplements to this prospectus. A prospectus supplement may also add, change or update information contained in this prospectus. You should read this prospectus and any applicable supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these bonds, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the collateral trust bonds involves certain risks. See “Risk Factors” beginning on page 2 of this prospectus, as well as the risk factors that are incorporated by reference in this prospectus.

This prospectus may not be used to consummate sales of collateral trust bonds unless accompanied by a prospectus supplement.

The date of this prospectus is September 12, 2013.

ABOUT THIS PROSPECTUS

To understand the terms of the collateral trust bonds (the “bonds”) offered by this prospectus, you should carefully read this prospectus and any prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” and “Incorporation By Reference” for information on National Rural Utilities Cooperative Finance Corporation (“CFC” or “the Company,” also referred to as “we,” “us” and “our”), including its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration procedure. Under this procedure, we may offer and sell bonds from time to time. Each time we offer bonds, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the bonds being offered, including the names of any underwriters, dealers or agents, the compensation of any underwriters, dealers or agents and the net proceeds to us. The prospectus supplement may contain information about any material U.S. federal income tax considerations relating to the bonds covered by the prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus.

We are not making an offer of these bonds in any state or jurisdiction where the offer is not permitted.

RISK FACTORS

Investing in the bonds involves significant risks. Before you invest in the bonds, you should carefully consider, among other matters, the following risks relating to the bonds, together with the risks and uncertainties discussed under “Forward-Looking Statements” and the other information included or incorporated by reference in this prospectus, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended May 31, 2013, as such risk factors may be updated from time to time in our Quarterly Reports on Form 10-Q. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

The Trustee May Experience Difficulty Liquidating or Enforcing Payment on Mortgage Notes Pledged as Collateral After an Event of Default

If an event of default occurs under the indenture and is continuing 30 days following notice from the trustee requiring us to remedy such event of default, the trustee may sell any or all of the mortgage notes or other property pledged as collateral.

If the trustee attempts to sell any or all of the mortgage notes or any other pledged property, the trustee may be unable to find a purchaser for such notes or property, or be unable to liquidate such notes or property in an orderly or timely manner. Additionally, the market value of such notes or property realized in any sale may not be sufficient to make bondholders whole. The amount to be received upon such sale would depend on many factors, including, but not limited to, the time and manner of sale.

The Bonds May have Limited or No Liquidity

There is currently no secondary market for the bonds to be issued and there can be no assurance that a secondary market will develop for such bonds. If a secondary market does develop, there can be no assurance that it will continue or that it will be sufficiently liquid to allow you to resell your bonds when you want or at a price that you wish to receive for your bonds. Unless the applicable prospectus supplement indicates otherwise, the bonds are not, and will not be, listed on any securities exchange. Future trading prices of the bonds, if any, will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the bonds covered by this prospectus. As permitted by SEC rules, this prospectus may not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the bonds. The registration statement, exhibits and schedules are available through the SEC’s public reference room or website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we have filed with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is an important part of this prospectus, and the information we subsequently file with the SEC will automatically update and supersede the information in this prospectus. Absent unusual circumstances, we will have no obligation to amend this prospectus, other than filing subsequent information with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until this offering is completed:

•	Annual Report on Form 10-K for the year ended May 31, 2013 (filed August 28, 2013); and
•	Current Reports on Form 8-K, dated May 30, 2013 (filed June 5, 2013) and June 19, 2013 (filed June 24, 2013).

We are not incorporating by reference any document or information that is deemed to be furnished and not filed in accordance with SEC rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may also request, at no cost, a copy of these filings (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference into such filings) by writing to or telephoning us at the following address:

National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, VA 20166
(703) 467-1800
Attn: J. Andrew Don
Senior Vice President and Chief Financial Officer

These filings are also available through the Financial Reporting subsection of the Investor Relations section of our website: www.nrucfc.coop. Information on our website does not constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone, including any salesman or broker, to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the document in question.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference herein, contains forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. All statements about future expectations or projections, including statements about loan volume, the adequacy of the loan loss allowance, operating income and expenses, leverage and debt to equity ratios, borrower financial performance, impaired loans, and sources and uses of liquidity, are forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could materially differ. Factors that could cause future results to vary from current expectations include, but are not limited to, general economic conditions, legislative changes including those that could affect our tax status, governmental monetary and fiscal policies, demand for our loan products, lending competition, changes in the quality or composition of our loan portfolio, changes in our ability to access external financing, changes in the credit ratings on our debt, valuation of collateral supporting impaired loans, charges associated with our operation or disposition of foreclosed assets, regulatory and economic conditions in the rural electric industry, non-performance of counterparties to our derivative agreements and the costs and effects of legal or governmental proceedings involving CFC or its members. Some of these and other factors are discussed in our annual and quarterly reports previously filed with the SEC. Except as required by law, we undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect new information, future events or changes in expectations after the date on which the statement is made.

THE COMPANY

CFC is a member-owned cooperative association incorporated under the laws of the District of Columbia in April 1969. The principal purpose of CFC is to provide its members with financing to supplement the loan programs of the Rural Utilities Service of the United States Department of Agriculture. CFC makes loans to its rural electric members so they can acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also provides its members with credit enhancements in the form of letters of credit and guarantees of debt obligations. As a cooperative, CFC is owned by and exclusively serves its membership, which consists solely of not-for-profit entities or subsidiaries or affiliates of not-for-profit entities. CFC is exempt from payment of federal income taxes under the provisions of section 501(c)(4) of the Internal Revenue Code of 1986, as amended (the “Code”). As a member-owned cooperative, CFC has no publicly held equity securities outstanding. CFC funds its activities primarily through a combination of publicly and privately held debt securities and member investments. CFC’s objective is to offer its members cost-based financial products and services consistent with sound financial management and is not to maximize net income. CFC allocates its net earnings, which consist of net income excluding the effect of certain non-cash accounting entries, annually to a cooperative educational fund, a members’ capital reserve, a general reserve, if necessary, and to members based on each member’s patronage of CFC’s loan programs during the year. The Company’s headquarters are located at 20701 Cooperative Way, Dulles, VA 20166 and its telephone number is (703) 467-1800.

Rural Telephone Finance Cooperative (“RTFC”) is a cooperative association originally incorporated in South Dakota in 1987 and reincorporated as a member-owned cooperative association in the District of Columbia in 2005. RTFC’s principal purpose is to provide and arrange financing for its rural telecommunications members and their affiliates. RTFC’s membership consists of a combination of not-for-profit entities and for-profit entities. CFC is the sole lender to and manages the business operations of RTFC through a long-term management agreement. Under a guarantee agreement, RTFC pays CFC a fee, and in exchange, CFC reimburses RTFC for loan losses. RTFC is headquartered with CFC in Dulles, Virginia. RTFC is a taxable cooperative that pays income tax based on its net income, excluding patronage-sourced net earnings allocated to its patrons, as permitted under Subchapter T of the Code.

National Cooperative Services Corporation (“NCSC”) was incorporated in 1981 in the District of Columbia as a member-owned cooperative association. The principal purpose of NCSC is to provide financing to members of CFC, entities eligible to be members of CFC and for-profit and non-profit entities that are owned, operated or controlled by, or provide significant benefit to Class A, B and C members of CFC. NCSC’s membership may consist of Class A, B and C members of CFC or entities that are eligible for such membership. CFC is the primary source of funding to and manages the business operations of NCSC through a management agreement that is automatically renewable on an annual basis unless terminated by either party. Under a guarantee agreement, NCSC pays CFC a fee and, in exchange, CFC reimburses NCSC for loan losses. NCSC is headquartered with CFC in Dulles, Virginia. NCSC is a taxable cooperative. Thus, NCSC pays income tax on the full amount of its net income.

The Company’s consolidated membership totaled 1,712 as of May 31, 2013, consisting of 908 utility members, the majority of which are consumer-owned electric cooperatives, 487 telecommunications members, 65 service members and 252 associate members in 49 states, the District of Columbia and two U.S. territories. Memberships between CFC, RTFC and NCSC have been eliminated in consolidation.

CFC’s financial statements consolidate the results of RTFC and NCSC because it is the primary beneficiary of variable interests in RTFC and NCSC due to its exposure to absorbing the majority of expected losses and because CFC manages the lending activities of RTFC and NCSC. CFC established limited liability corporations and partnerships to hold foreclosed assets and facilitate loan securitization transactions. CFC owns and controls all of these entities and, therefore, consolidates their financial results. A full consolidation is presented for the entity formed for loan securitization transactions. CFC presents the companies formed to hold foreclosed assets in one line on the consolidated balance sheets and the consolidated statements of operations.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for the Company for each of the five years ended May 31, 2013, 2012, 2011, 2010 and 2009 are included in Exhibit 12 to the Annual Report on Form 10-K for the year ended May 31, 2013, and are incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the bonds will be added to the general funds of CFC and will be available for loans and for use in connection with the retirement of debt.

DESCRIPTION OF THE COLLATERAL TRUST BONDS

The following description summarizes the general terms and provisions that may apply to the bonds. Each prospectus supplement will state the particular terms of the bonds and the extent, if any, to which the general provisions may apply to the bonds included in the prospectus supplement.

General

The bonds will be issued under an indenture between CFC and U.S. Bank National Association as trustee, or other trustee to be named, dated as of October 25, 2007 (the “indenture”). The statements in this prospectus concerning the indenture, one or more supplemental indentures, board resolutions or officers’ certificates establishing the bonds, and the bonds are merely an outline and do not purport to be complete. We refer you to the indenture and any supplemental indenture, each of which is or will be incorporated by reference into this prospectus, for further information.

Reference is made to the prospectus supplement relating to any particular issue of bonds for the following terms:

•	the title and any limit on the aggregate principal amount of the bonds to be issued;
•	the persons to whom interest on the bonds, or any tranche thereof, is payable, if other than the persons in whose names the bonds are registered on the regular record date;

•	the date or dates on which the bonds will mature;
•	the annual rate or rates (which may be fixed or variable) at which such bonds, or any tranche thereof, will bear interest or any formula or method by which such rate or rates will be determined;
•	the date or dates from which the interest will accrue and the date or dates at which interest will be payable;
•	the place or places where payments may be made on the bonds or any tranche thereof, registration of transfer may be effected, exchanges of bonds or any tranche thereof may be effected and notices to or demands upon the Company may be served;
•	any redemption or sinking fund terms;
•	the obligation or obligations, if any, to redeem or purchase the bonds, or any tranche thereof, pursuant to any sinking fund or other mandatory redemption provisions or at the option of a holder and the period or periods within which or the date or dates on which, the price or prices at which and the terms and conditions upon which the bonds will be redeemed or purchased;
•	the denominations in which the bonds, or any tranche thereof, will be issuable, if other than $1,000 and any integral multiple thereof;
•	the currency or currencies in which payment of the principal of and premium, if any, and interest, if any, on the bonds, or any tranche thereof, will be payable (if other than U.S. dollars), and, if to be payable in a currency or currencies other than that in which the bonds, or any tranche thereof, are denominated, the period or periods within which, and the terms and conditions upon which, the election may be made, and if denominated or payable in any currency or currencies other than U.S. dollars, the method by which the bonds, or any tranche thereof, will be valued;
•	if the principal of or premium, if any, or interest, if any, on the bonds, or any tranche thereof, is to be payable in securities or other property at the election of CFC or a holder, the type and amount of the securities or other property, or the formula or method by which the amount will be determined, and the periods within which, and the terms and conditions upon which, any election may be made;
•	if the amount payable in respect of principal of or any premium, if any, or interest, if any, on such bonds, or any tranche thereof, may be determined with reference to an index or other fact or event ascertainable outside the indenture, the manner in which the amounts will be determined;
•	if other than the principal amount of the bonds, the portion of the principal amount of the bonds, or any tranche thereof, payable upon declaration of the acceleration of the maturity;
•	the terms, if any, on which bonds, or any tranche thereof, may be converted into or exchanged for securities of CFC or any other person;
•	any events of default, in addition to those specified under “Events of Default” in the indenture, with respect to the bonds, and any covenants of CFC for the benefit of the holders of the bonds, in addition to those set forth in Article 7 of the indenture;
•	if the bonds or any tranche thereof are to be issued in global form, the depositary with respect to the global bond or bonds, any limitations on the rights of the holders of the bonds to transfer or exchange them or to obtain the registration of transfer or to obtain certificates in definitive form in lieu of temporary form, and any and all other matters incidental to such bonds;
•	if the bonds or any tranche thereof are to be issuable as bearer securities, any and all matters incidental thereto;
•	any limitations on the rights of a holder to transfer or exchange the bonds or to obtain the registration of transfer thereof, and the amount or terms of any service charge for the registration of transfer or exchange of the bonds;
•	the right, if any, of CFC to limit or discharge the indenture as to the bonds or any tranche thereof;

•	whether and under what circumstances CFC will pay additional amounts on the bonds, or any tranche thereof, held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms CFC will have the option to redeem the bonds rather than pay the additional amounts; and
•	any other terms of the bonds or any tranche thereof, not inconsistent with the provisions of the indenture. (Section 2.03)

The bonds may be issued in registered form, a form registered as to principal only, or any combination thereof. In addition, all or a portion of the bonds may be issued in temporary or definitive global form.

Unless stated otherwise in any supplemental indenture, CFC may also re-open a previous series of bonds of any series without the consent of the holders of the bonds of any series and issue additional bonds of the same series, which additional bonds will have the same terms as the original series except for the issue price and the issue date. CFC will not issue any additional bonds of the same series unless the additional bonds will be fungible with all bonds of the same series for United States Federal income tax purposes.

Security

The bonds will be secured equally with outstanding bonds issued under the indenture, by the pledge with the trustee of eligible collateral having an “allowable amount” at least equal to the aggregate principal amount of bonds outstanding. The indenture provides that eligible collateral will consist of cash, eligible mortgage notes of distribution system members and permitted investments. The allowable amount of cash is 100% thereof, the allowable amount of eligible mortgage notes is the amount advanced and not repaid and the allowable amount of permitted investments is their cost to CFC (exclusive of accrued interest and brokerage commissions). However, the allowable amount of permitted investments traded on a national securities exchange or in any over-the-counter market is their fair market value as determined by CFC. For purposes of the indenture and as used in describing the bonds herein, a “member” is any person which is a member of CFC, and a “distribution system member” is a member 50% or more of whose gross operating revenues are derived from sales of electricity to end users, as determined as of the end of the last completed calendar year. (Sections 1.01 and 3.01)

CFC has previously issued collateral trust bonds, including under an indenture dated as of February 15, 1994, between CFC and U.S. Bank National Association, as successor trustee. The collateral under the indenture dated as of February 15, 1994 secures only those bonds issued thereunder, and will not secure bonds issued hereby. As of May 31, 2013, $1,465,000,000 aggregate principal amount of bonds issued under the indenture dated February 15, 1994 are outstanding.

As a condition to the authentication and delivery of bonds or to the withdrawal of collateral, and in any event at least once a year, CFC must certify to the trustee that:

•	the allowable amount of eligible collateral pledged under the indenture is at least equal to the aggregate principal amount of bonds to be outstanding immediately after the authentication and delivery of such bonds;
•	the allowable amount of eligible collateral pledged under the indenture after any withdrawal of collateral is at least equal to the aggregate principal amount of bonds to be outstanding immediately after such withdrawal;
•	each eligible mortgage note included in the eligible collateral so certified is an eligible mortgage note of a member having an Equity Ratio (defined below) of at least 20% and an Average Coverage Ratio (defined below) of at least 1.35; and
•	the aggregate allowable amount of all eligible mortgage notes of any one member so certified does not exceed 10% of the aggregate allowable amount of all eligible collateral so certified. (Sections 3.01, 6.01 and 7.13)

CFC is also entitled to the authentication and delivery of bonds on the basis of the retirement of outstanding bonds at their final maturity or by redemption at the option of CFC. (Section 3.02)

The indenture provides that bonds may be issued without limitation as to aggregate principal amount so long as the allowable amount of eligible collateral pledged under the indenture at least equals the aggregate principal amount of bonds to be outstanding and meets the other requirements set forth herein. (Sections 2.03 and 13.01) “Eligible mortgage note” means a mortgage note of a distribution system member which is secured by a validly existing mortgage under which no “event of default” as defined in the mortgage shall have occurred and shall have resulted in the exercise of any right or remedy described in the mortgage. (Section 1.01)

“Equity Ratio” of any member means the ratio determined by dividing such member’s equities and margins at the end of the last completed calendar year by such member’s total assets and other debits at such date, in each case computed in accordance with the Uniform System of Accounts prescribed by RUS, or if such member does not prepare its financial statements in accordance with the Uniform System of Accounts prescribed by RUS, then in accordance with Generally Accepted Accounting Principles (“GAAP”). (Section 1.01)

“Coverage Ratio” of any member for any completed calendar year of such member means the ratio determined by adding such member’s patronage capital and operating margins, non-operating margins—interest, interest expense with respect to long-term debt and depreciation and amortization expense for such year, and dividing the sum so obtained by the sum of all payments of principal and interest required to be made during such year on account of such member’s long-term debt (but in the event any portion of such member’s long-term debt was refinanced during such year, the payments of principal and interest required to be made during such year in respect thereof shall be based (in lieu of actual payments thereon) upon the larger of (x) an annualization of such payments required to be made with respect to the refinancing debt during the portion of such year such refinancing debt is outstanding and (y) the payments of principal and interest required to be made during the following year on account of such refinancing debt); patronage capital and operating margins, interest expense with respect to long-term debt, depreciation and amortization expense, non-operating margins—interest and long-term debt being determined in accordance with the Uniform System of Accounts prescribed at the time by RUS or, if such member does not maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with GAAP, except that (i) in computing interest expense with respect to long-term debt, and payments of interest required to be made on account of long-term debt, for the purpose of the foregoing definition, there shall be added, to the extent not otherwise included, an amount equal to 33 1/3% of the excess of the restricted rentals paid by such member for such year over 2% of such member’s equities and margins for such year as defined in the Uniform System of Accounts prescribed by RUS or, if such member does not maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with GAAP, and (ii) in computing such member’s patronage capital and operating margins for the purpose of the foregoing definition, all cash received in respect of generation and transmission and other capital credits shall be included. The “Average Coverage Ratio” of any member means the average of the two higher coverage ratios of a member for each of the last three completed calendar years. (Section 1.01) The effect of these provisions is to exclude from the computation of the coverage ratio capital credits, except to the extent received by the member in the form of cash.

The indenture requires that each mortgage securing an eligible mortgage note be consistent with CFC’s standard lending practices from time to time. (Section 1.01) There are no requirements in the indenture as to the value of the property subject to the lien of a mortgage.

The indenture provides that, unless an event of default under the indenture exists, and other than certain limited duties specified in the indenture, the trustee shall have no duties or responsibilities with regard to any mortgage, and no responsibilities with regard to the value of any property subject thereto. (Section 4.03)

“Permitted investments” are defined to include:

•	obligations of or guaranteed by the United States or any agency thereof for which the full faith and credit of the obligor shall be pledged and which shall mature, except in the case of obligations guaranteed by RUS, not more than two years after purchase;

•	obligations of any state or municipality, or subdivision or agency of either thereof, which shall mature not more than two years after the purchase thereof and are rated AA (or equivalent) or better by at least two nationally recognized statistical rating organizations or having a comparable rating in the event of any future change in the rating system of such agencies;
•	certificates of deposit or time deposits of any bank or trust company organized under the laws of the United States or any state thereof, having at least $500,000,000 of capital and surplus and maturing not more than two years after purchase; and
•	commercial paper of bank holding companies or other issuers, other than CFC, generally rated in the highest category by at least two nationally recognized statistical rating agencies and maturing not more than one year after purchase. (Section 5.03)

Exercise of Rights under Pledged Mortgage Notes; Receipt of Payments

Until the occurrence of an event of default under the indenture, CFC retains the right to control the exercise of rights and powers under mortgage notes pledged under the indenture. (Section 15.01) Unless an event of default under the indenture occurs, CFC will be entitled to receive and retain all payments on account of principal, premium and interest on the eligible mortgage notes and permitted investments on deposit with the trustee. (Section 4.02)

Modification of the Indenture

Modifications of the provisions of the indenture may be made with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding bonds, but, without the consent of the holder of each bond affected thereby, no such modification may:

•	effect a reduction, or a change of the stated time of payment, of the principal of or interest on any bond or of any premium payable on redemption, change the coin or currency in which the bond is payable, or impair the right to take legal action for the enforcement of any such payment;
•	permit the creation of any prior or equal lien on pledged property under the indenture, terminate the lien under the indenture, or deprive the holder of any bond of the lien created by the indenture;
•	reduce the above-stated percentage of holders of bonds whose consent is required to modify the indenture or the percentage of holders of bonds whose consent is required for any waiver under the indenture; or
•	modify any of the provisions of certain sections of the indenture, except to increase any percentage of holders or to provide that certain provisions of the indenture cannot be modified or waived without the consent of the holder of each bond affected. (Section 13.02)

The indenture provides that CFC and the trustee may, without the consent of any holders of bonds, enter into supplemental indentures for the purposes of:

•	evidencing the succession of another company to the indenture and the assumption of all covenants of the indenture by such company;
•	adding to CFC’s covenants or events of default;
•	changing or eliminating any restriction on the payment of principal of bonds, provided any such action does not adversely affect the interests of the holders of bonds in any material respect;
•	conveying, transferring and assigning to the trustee, and subjecting to the lien of the indenture, additional properties of CFC, and correcting or amplifying the description of any property at any time;
•	establishing the form or terms of bonds of any series;
•	providing for the issuance of uncertificated bonds, original issue discount bonds and bonds payable in foreign currencies of one or more series;
•	modifying, eliminating or adding to the indenture for purposes of maintaining qualification under the Trust Indenture Act;

•	curing ambiguities or inconsistencies in the indenture or, provided the action does not adversely affect the interests of the holders of any series of bonds in any material respect, making other provisions with respect to matters arising under the indenture; or
•	providing for mortgage notes, mortgages and/or loan agreements to be deposited with a depositary or an agency and/or permitting the addition to and withdrawal from the pledged property of such instruments, to be evidenced by a “book-entry” or other notation not requiring physical delivery of such instruments. (Section 13.01)

Waiver of Certain Covenants

Under the indenture, CFC will not be required to comply with certain covenants and conditions if the holders of at least a majority in principal amount of the then outstanding bonds waive compliance with such covenant or condition in such instance or generally, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived. (Section 7.16)

Events of Default

Each of the following will constitute an event of default under the indenture:

•	failure to pay interest on any bonds for 30 days after the interest becomes due;
•	failure to pay principal or any premium on any bonds at their maturity or upon redemption;
•	default in the making of any sinking fund payment;
•	default in the performance or breach of specified covenants in the indenture for 60 days after such default is known to any officer of CFC, including the covenant to maintain eligible collateral outlined above;
•	failure to perform any other covenant or warranty in the indenture for 60 days after notice from the trustee to CFC or from holders of at least 25% in principal amount of the then outstanding bonds to CFC and the trustee; and
•	specified events of bankruptcy, reorganization or insolvency. (Section 9.01)

CFC is required to file annually with the trustee a written statement as to CFC compliance with the conditions and covenants under the indenture. (Section 7.15) In case an event of default should occur and be continuing, the trustee or the holders of at least 25% in principal amount of the bonds then outstanding may declare the principal of the bonds to be immediately due and payable. Each declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the bonds at the time outstanding. (Section 9.02)

Further, if an event of default shall have occurred and be continuing for 30 days following notice and demand for remedy of such event of default from the trustee, the trustee may sell any or all of the mortgage notes or other property pledged as collateral under the indenture. (Section 9.03)

Additionally, if an event of default shall have occurred and be continuing for 30 days following notice and demand for remedy of such event of default from the trustee, the trustee shall, upon the written request of the holders of a majority in aggregate principal amount of the bonds then outstanding and the offering of indemnity as discussed below, proceed by suit or other action to enforce payment of the bonds or the underlying mortgage notes or other property pledged as collateral. (Sections 9.03 and 9.08)

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the bonds, unless the holders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by compliance. Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the bonds then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. The trustee is not required to expend or risk its own funds or incur financial liability if it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured. (Sections 9.08, 10.01 and 10.03)

The indenture provides that on receipt by the trustee of notice of an event of default, declaring an acceleration or directing the time, method or place of conducting a proceeding at law if an event of default has occurred and is continuing, the trustee shall, with respect to any series of bonds represented by a global bond or bonds, and may, with respect to any other series of bonds, establish a record date for the purpose of determining holders of outstanding bonds of the series entitled to join in the notice. (Sections 9.01, 9.02 and 9.08)

Satisfaction and Discharge; Defeasance

At the request of CFC, the indenture will cease to be in effect as to CFC, except for certain obligations to register the transfer or exchange of bonds and hold moneys for payment in trust with respect to the bonds, when the principal of and interest on bonds have been paid and/or CFC has deposited with the trustee, in trust, money or U.S. government obligations which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay all the principal of, and interest on, the bonds in accordance with the terms of the bonds, or such bonds are deemed paid and discharged in the manner described in the next paragraph. (Section 14.01)

Unless the prospectus supplement relating to the bonds provides otherwise, CFC at its option will be discharged from any and all obligations in respect of the bonds, except for certain obligations to register the transfer or exchange of bonds, replace stolen, lost or mutilated bonds, maintain paying agencies and hold moneys for payment in trust, or need not comply with certain restrictive covenants of the indenture, in each case on the 91st day after CFC deposits with the trustee, in trust, money and U.S. government obligations, or, in the case of bonds denominated in a foreign currency, foreign government securities, which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the bonds are payable all the principal of, and interest on, the bonds on the dates on which payments are due in accordance with the terms of the bonds. Among the conditions to CFC’s exercising this option, CFC is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the bonds to recognize income, gain or loss for United States Federal income tax purposes and that such holders will be subject to United States Federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. (Section 14.02)

At the request of CFC, the trustee will deliver or pay to CFC any U.S. government obligations, foreign government securities or money deposited with the trustee by CFC for the purposes described in the preceding two paragraphs and which, in the opinion of an independent accountant, are in excess of the amount which would then have been required to be deposited for such purposes. In addition, the trustee, in exchange for other U.S. government obligations, foreign government securities or money, will deliver or pay to CFC, at CFC’s request, U.S. government obligations, foreign government securities or money deposited with the trustee for the purposes described in the preceding two paragraphs, so long as the exchange occurs simultaneously, CFC has delivered to the trustee an officers’ certificate and opinion of counsel stating that all related conditions precedent have been complied with, and in the opinion of an independent accountant, immediately after the exchange, the obligations, securities or money then held by the trustee will be in the amount as would then have been required to be deposited with the trustee for these purposes. (Section 14.02)

Governing Law

The indenture is, and the bonds will be, governed by and construed in accordance with the laws of the State of New York.

The Trustee

U.S. Bank National Association is the trustee with respect to all bonds issued under the indenture.

PLAN OF DISTRIBUTION

Bonds of any series may be sold to the public through dealers, agents, an underwriter or an underwriting syndicate. The dealers, agents or underwriters with respect to an offering of bonds will be named in the prospectus supplement relating to the offering. If a dealer is utilized in the sale of any bonds, CFC will sell such bonds to the dealer, as principal. The dealer may then resell the bonds to the public at varying prices to be determined by the dealer at the time of resale. The initial public offering price and any discounts or concessions allowed or reallowed or paid to any dealers set forth in the prospectus supplement may change from time to time.

If an agent is utilized in the sale, unless otherwise indicated in the prospectus supplement, any such agent will be acting on a reasonable best-efforts basis for the period of its appointment.

If underwriters are utilized in the sale, CFC will enter into an underwriting agreement with those underwriters and the underwriters will use the prospectus supplement to make resales of the bonds. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase bonds will be subject to conditions precedent and the underwriters will be obligated to purchase all of the bonds if any are purchased.

Any dealers, agents and underwriters may be deemed to be underwriters and any discounts, commissions or concessions received by them from CFC or any profit on the resale of the bonds by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from CFC will be described in the prospectus supplement.

Under agreements entered into with CFC, dealers, agents and underwriters who participate in the distribution of the bonds may be entitled to indemnification by CFC against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

The place and time of delivery for the bonds in respect of which this prospectus is delivered will be set forth in the prospectus supplement.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for CFC in the ordinary course of business.

In connection with offerings made hereby, the underwriters or agents may purchase and sell the bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters or agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the bonds, and short positions created by the underwriters or agents involve the sale by the underwriters or agents of a greater aggregate principal amount of bonds than they are required to purchase from CFC. The underwriters or agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the bonds sold in an offering may be reclaimed by the underwriters or agents if such bonds are repurchased in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

LEGAL OPINIONS

The validity of the bonds offered hereby and certain other matters in connection with an offering of bonds will be passed upon for CFC by Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street NW, Washington, D.C. The dealers, agents or underwriters, if any, will be represented by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

National Rural Utilities
Cooperative Finance Corporation

$300,000,000 2.30% Collateral Trust Bonds due 2019

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

KeyBanc Capital Markets
Mizuho Securities
RBS
US Bancorp

Senior Co-Managers

J.P. Morgan
MUFG
PNC Capital Markets LLC
RBC Capital Markets
Scotiabank
SunTrust Robinson Humphrey

Co-Managers

BBVA
Regions Securities LLC